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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Serologicals Corporation and Subsidiaries of our report dated February 27, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Serologicals Corporation and Subsidiaries for the year ended December 28, 2003 and to the reference to us under the heading "Experts" in such Prospectus, which is part of this Registration Statement.

                      /s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
November 9, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM